Filed pursuant to Rule 433
Dated January 20, 2011

Relating to
Pricing Supplement No. 650 dated January 20, 2011 to
Registration Statement No. 333-156423

Global Medium-Term Notes, Series F

Fixed Rate Senior Notes Due 2014
Floating Rate Senior Notes Due 2014
Fixed Rate Senior Notes Due 2021

Fixed Rate Senior Notes Due 2014
Issuer:	Morgan Stanley
Principal Amount:	$1,000,000,000
Maturity Date:	January 24, 2014
Trade Date:	January 20, 2011
Original Issue Date (Settlement):	January 25, 2011
Interest Accrual Date:	January 25, 2011
Issue Price (Price to Public):	99.855%
Agents’ Commission:	0.25%
All-in Price:	99.605%
Net Proceeds to Issuer:	$996,050,000
Interest Rate:	2.875% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each January 24 and July 24, commencing July 24, 2011
Day Count Convention:	30/360
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61747W AD1
ISIN:	US61747WAD11
Issuer Ratings:	A2 (Moody’s) / A (Standard & Poor’s) / A (Fitch) / A+ (R&I) / A (high) (DBRS) (Negative / Negative / Stable / Negative / Negative)
Agents:
Morgan Stanley & Co. Incorporated (“MS & Co.”) and such other agents as shall be named in the above-referenced Pricing Supplement.  MS & Co. is our wholly-owned subsidiary. MS & Co. will therefore conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.

Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Floating Rate Senior Notes Due 2014
Issuer:	Morgan Stanley
Principal Amount:	$1,500,000,000
Maturity Date:	January 24, 2014
Trade Date:	January 20, 2011
Original Issue Date (Settlement):	January 25, 2011
Interest Accrual Date:	January 25, 2011
Issue Price (Price to Public):	100%
Agents’ Commission:	0.25%
All-in Price:	99.75%
Net Proceeds to Issuer:	$1,496,250,000
Base Rate:	LIBOR
Spread (plus or minus):	Plus 1.60%
Index Maturity:	Three months
Index Currency:	U.S. Dollars
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each January 24, April 24, July 24 and October 24, commencing April 24, 2011
Day Count Convention:	Actual/360
Initial Interest Rate:	Base Rate plus 1.60% (to be determined by the Calculation Agent on the second London banking day prior to the Original Issue Date)
Initial Interest Reset Date:	April 24, 2011
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61747W AE9
ISIN:	US61747WAE93
Issuer Ratings:	A2 (Moody’s) / A (Standard & Poor’s) / A (Fitch) / A+ (R&I) / A (high) (DBRS) (Negative / Negative / Stable / Negative / Negative)
Agents:
Morgan Stanley & Co. Incorporated and such other agents as shall be named in the above-referenced Pricing Supplement.  MS & Co. is our wholly-owned subsidiary. MS & Co. will therefore conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.

Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Fixed Rate Senior Notes Due 2021
Issuer:	Morgan Stanley
Principal Amount:	$2,750,000,000
Maturity Date:	January 25, 2021
Trade Date:	January 20, 2011
Original Issue Date (Settlement):	January 25, 2011
Interest Accrual Date:	January 25, 2011
Issue Price (Price to Public):	99.58%
Agents’ Commission:	0.45%
All-in Price:	99.13%
Net Proceeds to Issuer:	$2,726,075,000
Interest Rate:	5.75% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each January 25 and July 25, commencing July 25, 2011
Day Count Convention:	30/360
Optional Make-Whole Redemption:	Yes (treasury spread: plus 40 basis points)
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61747W AF6
ISIN:	US61747WAF68
Issuer Ratings:	A2 (Moody’s) / A (Standard & Poor’s) / A (Fitch) / A+ (R&I) / A (high) (DBRS) (Negative / Negative / Stable / Negative / Negative)
Agents:
Morgan Stanley & Co. Incorporated and such other agents as shall be named in the above-referenced Pricing Supplement.  MS & Co. is our wholly-owned subsidiary. MS & Co. will therefore conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.

Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated December 23, 2008
Prospectus Dated December 23, 2008